Exhibit 99.1

Verso Paper Corp. Adds Director

Veteran Executive with Diverse Industry Background Joins Verso Board

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 6, 2008--Verso Paper Corp. (NYSE: VRS) today announced the appointment of Thomas Gutierrez to its Board of Directors. The appointment is effective immediately.

Mr. Gutierrez has over 35 years of experience in product development, manufacturing, marketing, sales and general business management. Mr. Gutierrez was the Chief Executive Officer and a director of Xerium Technologies Inc., a leading global manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. He was the Chief Executive Officer of three separate business units of Invensys plc, a global leader in technology used to monitor, control and automate processes, from 1995 to 2001. Mr. Gutierrez was the Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. He also has held management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

In making the announcement, Scott M. Kleinman, Chairman of the Board, said, “Verso is very fortunate to have such an outstanding executive like Tom Gutierrez join our Board of Directors. His vast experience in product development, manufacturing, marketing and sales will serve Verso and our stockholders well. We look forward to Tom’s insights and contributions to the success of Verso.”

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com